August 17, 2020

VONAGE HOLDINGS CORP

AND

Tim Shaughnessy

FIXED TERM EMPLOYMENT CONTRACT

FIXED TERM CONTRACT OF EMPLOYMENT
THIS FIXED TERM EMPLOYMENT AGREEMENT (“Agreement”), is entered into this 17th day of August, 2020 (the “Effective Date”), by and between VONAGE HOLDINGS CORP., a Delaware corporation headquartered at 23 Main Street, Holmdel, NJ 07733 (“Vonage” or the “Company”), and Tim Shaughnessy, an individual of 204 Bird Key Drive, Sarasota, Florida 34236 (“you” or the “Executive”).
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.     Employment and Duties.
A.     General.
Commencing on the Effective Date until December 31, 2020, you shall serve as an employee of the Company with the title of Interim Chief Financial Officer (“Interim CFO”), reporting directly to the Chief Executive Officer (“CEO”). You shall have the duties, responsibilities, and authority customarily held by the chief financial officer of a corporation the equity securities of which are publicly traded. Your principal place of employment shall be the headquarters offices of the Company, currently located in the Holmdel, New Jersey area; provided, however, that you understand and agree that you shall be required to travel from time to time for business reasons and may work from home in accordance with the Company’s COVID policies with the consent of the CEO.
B.     Exclusive Services.
For so long as you are employed by the Company, you shall devote your full time working time to your duties hereunder, shall conform to and use his good faith efforts to comply with the lawful and good faith directions and instructions given to you by the CEO, and shall use your good faith efforts to promote and serve the interests of the Company. Further, you shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere with the faithful performance of your duties hereunder. Notwithstanding the foregoing, subject to and in accordance with the Company’s policies (including, without limitation, the Company’s Code of Conduct and Corporate Governance Principles) as may be in effect from time to time, you may (i) serve on corporate boards, with the prior consent of the CEO, (ii) serve on civic or charitable boards or engage in charitable activities without remuneration therefor, and (iii) manage your personal investments and affairs, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not, individually or in the aggregate, (i) conflict materially with the performance of your duties under this Agreement, (ii) conflict with your fiduciary duties to the Company, or (iii) result in a breach of the restrictive covenants to which you are bound.

    You agree that you will:

•	unless prevented by ill health, incapacity or injury, devote the whole of your working time, attention and abilities to your duties under this contract;

•	faithfully and diligently perform your duties to the best of your ability and use your best endeavors to promote the interests of the Company;

•
without payment of additional salary or remuneration, perform such other duties in relation to the business of the Company as may from time to time be reasonably vested in or assigned to you by the Company;

•
obey the reasonable directions of the Company, including with regard to standards to be maintained whilst dealing with and working for customers and other third parties and attending customers’ and other third parties’ premises; and

•	comply with all lawful rules, policies, procedures and regulations issued by the Company from time to time.
2.     Employment “At-Will”.
Your employment shall commence effective as of August 18, 2020 (the “Start Date”) and shall continue through December 31, 2020, unless earlier terminated pursuant to the terms of this Agreement (the “Term”). In no event shall your employment exceed four and a half (4.5) months, unless mutually agreed in an amendment to this Agreement by authorized representatives of the parties after consultation with Vonage Legal Department. Continuation of your employment with the Company throughout the Term shall be deemed an employment “at will” and you may be terminated “at will” by either you or the Company. If you do not commence employment on the Start Date due to a breach of this Agreement by the Company or due to your death or Disability, you (or your estate, as applicable) shall be entitled to the payments provided under this Agreement as if your employment was terminated by the Company without Cause.
3.     Job Title and Duties.
Vonage agrees to employ you and you agree to provide services to Vonage on the terms and subject to the conditions set out in this Agreement. You represent and warrant that you have the appropriate levels of experience and seniority to perform the services required of an Interim CFO, which shall include:
A.     Management of the global Finance, Tax, Accounts Payable, Accounts Receivable, Treasury, Financial Planning & Analysis, and Investor Relations functions resident in the Finance Department of Vonage;
B.    Assisting the CEO and the Board of Directors in identifying, interviewing, onboarding and transitioning a new full time Chief Financial Officer;
C. Assisting the CEO in execution of Project Mercury as may be required; and
D. Such other tasks as may reasonably be requested of him by the CEO, the Board of Directors and members of the Executive Leadership Team.
4.      Warranty by the Executive.
A. You warrant that by entering into this Agreement that you are not, nor will you, come to be, in breach of any contract, agreement, term, condition, obligation or other arrangement to which you are a party.

B. You warrant that the services to be performed under this Agreement will be carried out with reasonable skill, care and diligence and in accordance with best industry practice.
C. At all times when performing the services, you will comply with all applicable laws and instructions issued by Vonage.
D. At all times while on Vonage’s premises, or on third party premises when representing Vonage, you will observe Vonage’s or the third party’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

E.
You undertake that any information received from Vonage pursuant to this Agreement will be used solely for the purpose of performing the services and for no other purpose whatsoever, and to the extent such information is known or reasonably should be known to be Confidential Information, even if not marked as such, you shall treat such information as Confidential Information, protecting it with the same degree of care that you would use to protect your own confidential information of a similar nature, but in no event less than reasonable care.

F.
You warrant that you have the unrestricted right to work in the United States without any additional immigration approvals and that you have provided the Company with all necessary assistance and documents to enable the Company to comply with its duties under U.S Immigration law and to provide evidence of your right to work in the United States. The Company shall be entitled to terminate the employment summarily by written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this contract and to your continuing obligations under this contract) if the warranty by you in this Article is found to be misleading or incorrect.

5.     Compensation.
You will be compensated as follows:
A. Vonage shall pay you at a rate of $300,000 per month for each of the first three months and $300,000 for the last half of November and the entire month of December, payable via direct deposit to your bank account of record, on a biweekly basis in arrears in accordance with the Company’s regular payroll schedule (“Salary”). These payments shall constitute 2020 W-2 wages, less withholdings and deductions, if and as applicable.
B. You shall be eligible for reimbursement of hotel, travelling, and other out of pocket expenses reasonably and properly incurred by you subject to pre-approval by Vonage in writing and consistent with Vonage’s Travel and Expense Reimbursement Policy (a copy of which shall be provided to you by Human Resources during the week of August 17, 2020) and the production to Vonage of such receipts or other evidence of actual payment of the expenses as Vonage may reasonably require and to be payable in arrears.
C. You will not be entitled to any of the employee benefits that Vonage may make available to its employees. You disclaim your right to assert Vonage had any obligation whatsoever to provide any such benefits to you. Notwithstanding the foregoing, you shall be entitled to time off in connection with the Company’s Discretionary Time Off policy, with the consent of the CEO.

D. You shall not without the prior written consent of Vonage pledge the credit of Vonage, nor sign any document, enter into any agreement or make any undertaking on behalf of Vonage.
E.. Upon termination or natural expiration of this Agreement, you shall not be entitled to any form of separation or severance pay.
F. You must not without the prior written authorization (and in any event not in breach of any relevant legislation) of the Company directly or indirectly seek, receive or obtain, in respect of the performance of your duties or of any goods or services sold or purchased or other business transacted (whether or not by you) by or on behalf of the Company, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement (“Inducement”) (whether in cash or in kind). In the event that you or any person on your behalf directly or indirectly receives any such Inducement, you must immediately account to the Company for the amount so received.
6.     Termination.
    A.     Termination for Cause; Resignation without Good Reason.
If the Company terminates your employment for Cause, or if you resign from employment hereunder other than for Good Reason, you shall only be entitled to payment of any unpaid Salary through and including the date of termination or resignation and any unpaid expense reimbursement. You shall have no further right under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.
For purposes of this Agreement, “Cause” shall mean:
i. any act or omission that constitutes a material breach by you of your obligations under this Agreement;
ii.    the willful and continued failure or refusal of you (not as a consequence of illness, accident or other incapacity) to perform the material duties reasonably required of you hereunder;
iii. your conviction of, or plea of nolo contendere to, (x) any felony or (y) another willful crime involving dishonesty or moral turpitude or which reflects negatively upon the Company and/or its subsidiaries or affiliates (collectively, the “Company Group”) in a material manner or otherwise materially impairs or impedes the operations of the Company Group;
iv. your engaging in any willful misconduct, gross negligence or act of dishonesty with regard to the Company Group or your material duties, which conduct is injurious to the Company Group;
v.    your material breach of either a material written policy of the Company Group that is applicable to you or, to the extent you are aware of such rules or has been informed thereof, the relevant rules of any governmental or regulatory body applicable to the Company Group; provided, that any such notification with respect to the rules of any governmental or regulatory body outside the United States shall be in writing; or
vi.    your refusal to follow the lawful directions of the Board; provided, however, that no event or condition described in clauses i, ii, v, vi shall constitute Cause unless (a) the Company first gives you written notice of its intention to terminate your employment for Cause and the grounds for such termination, and (b) such grounds for termination (if susceptible to correction) are not corrected by you within thirty (30) days of your receipt of such notice.
    For purposes of this Agreement, “Good Reason” shall mean the     occurrence of any of the following events without your prior written consent:
i. a failure by the Company to timely pay material compensation due and payable to you in connection with your employment
ii. a diminution in your Salary;
iii. a material diminution of the authority, duties or responsibilities of you from those set forth in this Agreement;
iv. the Company requiring you to be based at any office or location more than fifty (50) miles from the Holmdel, New Jersey area or your home in Florida; or
v. a material breach by the Company of its obligations under this Agreement; provided, however, that no event or condition described in clauses (i) through (v) shall constitute Good Reason unless (x) you gives the Company within sixty (60) days of your becoming aware of the occurrence of the Good Reason event, written notice of your intention to terminate your employment for Good Reason, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice. If such grounds for termination for Good Reason are not cured during such thirty (30) day period, your termination for Good Reason shall be effective as of the day immediately following the end of such a thirty (30) day period.

B.     Termination without Cause; Resignation for Good Reason.
Other than in connection with the natural expiration of this Agreement, if your employment is terminated by the Company without Cause or you resign for Good Reason, the Company shall pay you through the date of termination the pro rata portion of the Salary described above, and shall not be responsible or liable to pay you the full amount of the Salary for the four month period of this Agreement.
C.     Termination Due to Death or Disability.
Your employment with the Company shall terminate automatically on your death. In the event of your Disability, the Company shall be entitled to terminate your employment. In the event of termination of your employment by reason of your death or Disability, the Company shall pay to you (or your estate, as applicable, a pro rata portion of your Salary through the date of death or Disability.
For purposes of this Agreement, “Disability” means that you will be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for 180 days in any one (1) year period arising during the term of this Agreement. The Company reserves the right to require a physician’s note attesting to such Disability.
D.     Notice of Termination.
Other than with respect to the natural expiration of this Agreement, any termination of employment by the Company or you shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with the notice provisions set forth below.
By Company.

In the event of a termination by the Company for Cause, the Notice of Termination shall
i. indicate the specific termination provision in this Agreement relied upon;
ii.     set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated; and
iii.     indicate the date on which such termination is effective (subject to applicable correction periods.
The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder to     the extent that such fact or circumstance is on the same asserted basis within the definition for the termination. In the event of a termination by the Company without Cause, the Notice of Termination shall specify the date of termination, which date shall not be more than thirty (30) days after the giving of such notice.
By You.
In the event of a resignation by you for Good Reason, the Notice of Termination shall indicate the specific clause or clauses under the definition of Good Reason herein upon which you is relying, and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under such clause or clauses. In the event of a resignation by you other than for Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than thirty (30) days after the giving of such notice; provided, that the Company may, in its sole discretion, elect to cause such termination to be effective at any time during such notice period and such resignation by you without Good Reason shall be effective on such date. The failure by you to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of you hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination.
E.     Other Reasons for Termination; Requirement upon Termination.
Notwithstanding any other provision of this Agreement, and without prejudice to     Vonage’s rights under this Article 6 and at law, should you:
•at any time be unable to provide the services under this Agreement for a period or periods aggregating at least 10 days in any period of 1 calendar month;
•commit any material or serious breach of this contract or are guilty of any gross misconduct or any willful neglect in the discharge of your duties including any breach of the Company policies;
•are convicted of any criminal offence (other than a minor motoring offence for which a fine or non-custodial penalty is imposed) which might reasonably be     thought to affect adversely the performance of your duties;
•be guilty of any other conduct (including without limitation dishonesty or fraud) calculated or likely to affect prejudicially the interests of Vonage or Vonage;
•be negligent, inefficient, unsuitable, incompetent or otherwise unsuitable in the provision of the services;
• repeat or continue (after warning) any breach of this contract;
•are guilty of any conduct which in the opinion of the Company brings you, or     the Company into disrepute;
•cease to be entitled to work in the United States; or
•be the subject of a bankruptcy order, or become insolvent, or make any arrangement or composition with or assignment for the benefit of its creditors or go into voluntary or compulsory liquidation (other than for the purpose of amalgamation or reconstruction) or a receiver or administrator be appointed over its assets;
then, in each case, Vonage may by written notice to you terminate this Agreement without liability.
In the event of termination of this Agreement for any reason whatsoever you shall deliver up to Vonage all materials and work performed as at the date of termination, together with all notes, specifications, plans, drawings and all other documentation produced for the purpose of performing the services under this Agreement. You shall grant to Vonage all necessary authorizations for use of the items so delivered to enable Vonage, either itself or through others, to complete the work comprising the services contemplated under this Fixed Term Agreement.
Any delay by the Company in exercising such right of termination shall not constitute a waiver of it.
7.     Restrictions.
You will be required to execute and abide by the provisions of the Company’s Employment Covenants Agreement, provided contemporaneously herewith.
8.     Confidentiality.

A.
“Confidential Information" means all designs, drawings, data, specifications, procedures, know-how, financial information, customer and supplier details, information and contracts and all other technical, business, commercial, operational, financial and similar information (whether relating to finished or unfinished work) relating to the business of Vonage or any affiliate of Vonage, including customer and supplier confidential information, including all readable or computer or other machine readable data and representations, or other material relating to or comprising software which is used as part of, or in, the business of Vonage or any affiliate of Vonage, whether marked as Confidential Information or reasonably construed to be considered confidential information.

B.
You agree to hold in confidence and shall not use, disseminate or in any way disclose or make available to third parties the Confidential Information. You shall treat all Confidential Information with the same degree of care as you treat your own confidential information of a similar nature, but in no case shall you use less than reasonable care. You shall disclose Confidential Information only to those persons who have a need to know such information. You certify that any such person will have agreed in writing, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to you under this Agreement. You shall immediately give notice to Vonage of any unauthorized use or disclosure of the Confidential Information. You shall assist Vonage in remedying any such unauthorized use or disclosure of the Confidential Information.

C.
Your obligations under this Article 8 above shall not apply to any Confidential Information that you can demonstrate was in the general public domain without restriction at the time such Confidential Information was communicated or made available to you by Vonage or developed by you for Vonage through no fault of your own. Disclosure of any Confidential Information by you to the extent required in response to a valid order by a court or other governmental body shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes provided, however, that you shall provide prompt prior written notice thereof to Vonage’s Legal Department to enable Vonage to seek a protective order or otherwise prevent such disclosure.

D.
All Confidential Information and any materials furnished to you by Vonage, whether delivered to you by Vonage or made by you in the performance of your duties hereunder and whether or not they contain or disclose Confidential Information, and all copies and extracts of any of the foregoing (collectively, the “Vonage Property”), as between you and Vonage are the sole and exclusive property of Vonage. Promptly following termination of this Agreement or any request by Vonage, you shall destroy or deliver to Vonage, at Vonage’s option, (a) all Vonage Property and (b) all materials in your possession or control that contain or disclose any Confidential Information. You will provide Vonage a written certification of yours compliance with your obligations under this Article 8.

E.
This Article 8 shall survive termination of this Agreement for any reason whatsoever without limitation in time. You will indemnify and hold Vonage harmless from and against all actions, claims, costs, proceedings, expenses, loss or damage (including, without limitation, legal costs) which may arise directly or indirectly from the unauthorized disclosure or use of Confidential Information by you or from any other breach of the terms of this Agreement.

9.     Conflict of Interest.

A.
During the term of this Agreement and for a period of six (6) months immediately following the Termination Date, you will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with your obligations under this Agreement, or engage in any activity that is in any way competitive with the business or anticipated business of Vonage, and you will not assist any other person or organization in competing or preparing to compete with any business or anticipated business of Vonage (“Outside Business Interests”), without the prior consent of the Chief Legal Officer of the Company. For the avoidance of doubt consent will not be given in relation to any Outside Business Interests which, in the view of the Company compete, or are likely to compete, directly or indirectly with, the business of the Company, or which could give rise to a conflict of interest or interfere with the efficient performance of your duties.

B.
During the term of this Agreement, and for a period of one (1) year immediately following the Termination Date, you shall not solicit or induce any employee, independent consultant or customer or supplier to terminate or breach any employment, contractual or other relationship with Vonage for any reason.

C.
You may however hold as beneficial owner up to 3% of any single class of shares or securities in a body corporate whose shares are quoted on a recognized Stock Exchange. Any existing shareholding in excess of the 3% threshold acquired before the commencement of your employment with the Company may only be retained with the consent of the Company, such consent not to be unreasonably withheld.

D.
Your employment with the Company is conditional on your producing such documentation as the Company may require you to establish your legal right to work lawfully in the United States. Should you fail to produce to the Company the required documentation, then any offer of employment by the

Company may be withdrawn and if already accepted, the Company may terminate your employment without notice or a payment in lieu of notice.

E.	You will indemnify Vonage from any and all loss or liability incurred by reason of the alleged breach by you of any services agreement or arrangement with any third party.
10.     Data Protection and Privacy.

A.
You consent to Vonage, its and their affiliates, and its/their employees, wherever they may be located, to transmit, store, utilize and process personal information, including data collected by Vonage for purposes related to your employment hereunder. This may include transfer of such information outside of the country in which it was initially submitted and further transfers thereafter. All such information is considered confidential and access will be limited and restricted to individuals with a need to know or process such information for purposes solely relating to your employment with Vonage.

B.
All communications, whether by telephone, email, fax or any other means, which are transmitted, undertaken or received using Company property or on Company premises, or which relate to the Company’s affairs, will be treated by the Company as work-related and are subject to occasional interception, recording and monitoring without further notice. The Company will also monitor internet usage. You should not regard any such communications or use of the Company’s communications or IT systems as private.

C.
Interception, recording and monitoring of communications is intended to protect the Company’s business interests, for example but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.

D.	Intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.

E.	By transmitting, undertaking or receiving communication using Company property or on Company premises you consent to the above terms.

F.
Software that has not been authorized by the Company shall not be used on our networks, personal computers or workstations. If you use your home computer for carrying out any work relating to the Company, you shall not in the course of such work use any unlicensed or unauthorized software and shall not transfer any programs or data from your home computer to any company network, personal computer or workstation without first ensuring that such programs and any media on which they are transferred are virus-free.

11. Intellectual Property.
A. You assigns to Vonage all copyright, design rights, rights to apply for patents, trademarks, domain names and other trade secret and proprietary rights (if any) for their full terms throughout the world in respect of all copyright works, inventions and designs originated, conceived, written or made by you during the course of your employment with the Company under this Agreement (the parties hereto hereby agree that all such work shall be treated as work for hire specially commissioned by Vonage). You further irrevocably and unconditionally waive in favor of Vonage all moral rights conferred on you in any part of the world.
B.. You shall fully disclose work product data to Vonage and Vonage may at any time request information relating thereto. You agree to maintain adequate and current notes and records of all work performed during the course of your employment with Vonage, which records and notes are assigned to and shall be and remain the property of Vonage. You agree to promptly disclose, provide and describe to Vonage all such work.
C. You shall, at the request and expense of Vonage, do all things necessary or desirable to substantiate the rights of Vonage under this Article. You hereby irrevocably designate and appoint Vonage and Vonage’s duly authorized officers and agents as your agents and attorneys-in-fact, coupled with an interest, to act for and on your behalf and instead of you to execute and file any document and to take all lawfully permitted acts to further the foregoing provisions with the same legal force and effect as if executed by you. The foregoing is deemed a power of attorney coupled with an interest and is irrevocable.
D. You shall cooperate in all ways necessary to ensure that Vonage may obtain, exercise or protect its rights under this Article. You warrant that you have or will obtain full power and authority to carry out the provisions of this Article from all persons and other entities who perform any work relating to this Agreement or any subcontract related hereto.

E
To the extent any of the rights, title and interest in and to the work developed by you during your employment with Vonage cannot be assigned by you to Vonage, you hereby grant to Vonage and Vonage and its and their successors an exclusive, royalty-free, transferable, irrevocable, perpetual, worldwide right and license (with rights to sublicense through multiple tiers of sub-licensees) to exercise and exploit all such non-assignable rights, title and interest.

F.
You shall indemnify and hold harmless Vonage against all claims that the actions of you in performing the Services under this Agreement or the use of any work product infringe the industrial or intellectual property rights of others. You agree to resist and defend, at its own expense, any such claims and to pay any royalties and other costs associated with any settlement of such claims, and any damages and costs awarded as the result of any action based on such claims.

G. You agree that you will not incorporate, or permit to be incorporated, anything conceived, reduced to practice, created, derived, developed or made by others into any work without Vonage’s prior written consent.
H. With respect to any information, documents and materials that Vonage is required to provide or does provide to you pursuant to this Agreement, you shall exercise due care to ensure that such documents and materials are sufficient for the performance of your work under this Agreement and that they contain no manifest errors or anomalies. You shall inform Vonage promptly in the event that it discovers any error, omission or anomaly in any such document or material at any time.
12.     Company Policies.

A.	Various rules and policies exist for the effective and safe operation of the Company’s business and the welfare and interests of the Company’s employees, and you must comply with them. Please refer to the Company intranet for further details of those rules and policies. You are bound at all times by all the rules, policies, standards and regulations issued from time to time and applicable to you. From time to time the Company may alter the existing rules or policies or introduce new ones.

B.
It is the policy of the Company to promote the health, safety and welfare at work of all its employees. Consistent with that policy, it is your responsibility to undertake your duties in such a way as not to endanger your own health and safety or that of your fellow employees, to use such safety equipment as may be provided, and to observe such safety regulations as may be, from time to time, in force. Breach of safety regulations is a serious disciplinary issue.

C.
Vonage is an equal opportunities employer and we believe that all employees should be treated fairly and equitably. We consider all employees equally regardless of their race, color, national origin, sex, marital or civil partnership status, age, religion or belief, veteran’s status, disability or sexual orientation. Our commitment to ensuring equality of opportunity applies to every phase of the employment relationship, and we make every effort to comply with this statement. We do not tolerate any acts of discrimination (including harassment) on the part of our employees towards others and any such act will be treated as a matter of misconduct and will normally result in disciplinary action being taken against the individual concerned, with a possible sanction up to and including dismissal. Anyone who feels they have been subjected to an act of discrimination, including harassment, should raise this with their manager or if this is not appropriate, with a director.

13.	Arbitration.
Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with your employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by you, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. Notwithstanding anything to the contrary contained herein, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims. The award of the arbitrator with respect to such dispute or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as is permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award to the prevailing party in any arbitration or judicial action under this Agreement reasonable attorneys’ fees and any costs of the arbitration payable by such party, consistent with applicable law; provided, that no such award shall be made against you unless the arbitrator finds your positions in such arbitration or dispute to have been frivolous or in bad faith.

14.	No Assignability; Binding Agreement.
By you.
This Agreement and any and all of yours rights, duties, obligations or interests hereunder shall not be assignable or delegable by you; provided, however, that you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving written notice thereof. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

By the Company.
This Agreement and any and all of the Company’s rights, duties, obligations or interests hereunder shall not be assignable by the Company, except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets or another Change of Control. In the event of a corporate reorganization of the Company in which the Company is not the surviving corporation, the surviving entity shall assume and acknowledge the assumption of this Agreement by the surviving entity.
Binding Effect.
Effective as of the Effective Date, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or permitted assigns of the Company, and your heirs and the personal representatives of your estate.
15.     Miscellaneous Additional Terms
A.     Other Agreements and Governing Law.
Other than with respect to the Employment Covenants Agreement executed contemporaneously herewith, all other statements (if any) of the terms of your employment are hereby abrogated and superseded. In the event of any inconsistency between this contract and any company handbook in existence from time to time, the terms of this contract shall prevail. There are no collective agreements which directly affect the terms and conditions of your employment.
This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the parties irrevocably submit for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of the State of New Jersey, in Monmouth County where applicable.
B.     Changes in Particulars of Employment.
We reserve the right to make reasonable changes to any of your terms and conditions of employment.
         You must notify the Company in writing:

i.	of any change to your personal details including your name, address and bank details as soon as is reasonably practicable following such change; and
ii. immediately of your conviction for a criminal offence or if you become bankrupt, apply for or have made against you, a receiving order, make any composition with your creditors or commit any act of bankruptcy.
C.     Assignment.

You shall not assign, transfer or subcontract any of its rights or obligations under this Agreement without the prior written consent of Vonage.

D.     Invalidity.
Vonage and you acknowledge that the provisions of this Agreement are no more extensive than the parties consider reasonable to protect Vonage’s legitimate business interests. If any court shall determine that the scope of this Agreement is broader than is enforceable, the parties agree that this Agreement shall be deemed modified to be only so broad as shall be enforceable.
E.     Accrued Rights.
The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.
F.     No Waiver.
Failure by either party to exercise or enforce any right conferred by this Agreement shall not be deemed to be a waiver of any such right nor operate so as to bar the exercise or enforcement thereof or of any other right on any later occasion.
G     Notices.
Any notice which may be given by either party shall be deemed to have been given if left at or sent by first class prepaid post, overnight trackable courier service or email transmission (confirming the same by post) to an address notified by the other party in writing as an address to which notices may be sent.
All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
23 Main Street
Holmdel, N.J. 07733
Attention: Chief Legal Officer
To you:
At the last address on record with the Company.
H.     Force Majeure.
Neither party shall be liable to the other for any loss or damage which may be suffered by the other party due to any cause beyond the first party’s reasonable control, such as lightning, exceptionally inclement weather, failure or shortage of power supplies, fire, explosion, industrial disputes (other than industrial disputes of you or Vonage), acts or omissions of local or central government or other competent authorities, difficulty, delay or failure in manufacture, production or supply by third parties, or pandemic.
    I.      Survival.
Those clauses the survival of which is necessary for the interpretation or enforcement of this Agreement shall continue in full force and effect in accordance with their terms X.
J.     Severability.
In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement (including, without limitation, under the Employment Covenants Agreement contemplated herein) shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement (including, without limitation, under the Employment Covenants Agreement contemplated therein) shall nevertheless remain in full force and effect.
K.     Counterparts.
This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, “pdf”) and electronic signatures shall be effective for all purposes.
L.     Headings.
The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
M.     Directors and Officers Insurance.
You also shall be entitled to coverage under the Company’s directors’ and officers’ insurance policy to the extent applicable.
N.     Entire Agreement.
This Agreement (together with the Employment Covenants Agreement executed contemporaneously herewith) represents the entire agreement and understanding of the parties in relation to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreements and representations, whether written or oral, and this Agreement may only be modified if such modification is in writing and signed by authorized representatives of both parties notwithstanding termination or expiry of this Agreement.

Sincerely,

/s/ Susan Quackenbush

Susan Quackenbush
Chief Human Resources Officer

I accept this offer of employment and the terms contained in this letter.

/s/ Tim Shaughnessy

Tim Shaughnessy